Exhibit 99.3

Dialectic Capital Management, LLC
875 Third Avenue, 15th Floor
New York, New York 10022

January 13, 2011

J. Michael Gullard
P.O. Box 1203
Menlo Park, California 94026-1203

Dear Mr. Gullard:

This letter sets forth our mutual agreement with respect to compensation to be paid to you for your agreement to be named and serve as a nominee of Dialectic Capital Partners, LP (“DCP”), an affiliate of Dialectic Capital Management, LLC (“Dialectic”), for election as a director of Advanced Analogic Technologies Incorporated (the “Company”) at the Company’s 2011 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”).

In consideration of your agreement to be named and serve as a nominee of DCP for election as a director of the Company at the Annual Meeting, the undersigned hereby agrees to pay you $4,500 in cash upon DCP submitting a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated).  You hereby agree to use such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, but in any event no later than fourteen (14) days after receipt of such compensation.  If you are elected or appointed to serve as a director of the Company, you agree not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of your election or appointment as a director; provided, however, in the event that the Company enters into a business combination with a third party, you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

Dialectic Capital Management, LLC

By:	/s/ John Fichthorn
	Name:	John Fichthorn
	Title:	Managing Member

ACCEPTED AND AGREED:

/s/ J. Michael Gullard
J. Michael Gullard